Exhibit 10.2

FIFTH amendment of lease

THIS FIFTHAMENDMENT OF LEASE (this “Amendment”) is made and entered into as of this 29th day of October, 2019 (the “Effective Date”) by and between NWP BUILDING 4 LLC, a Massachusetts limited liability company (“Landlord”) and LEMAITRE VASCULAR, INC., a Delaware corporation (“Tenant”).

Background

A.     Landlord's predecessor-in-interest, the Trustees of Northwest Associates, and Tenant originally entered into a lease dated March 23, 2010, as amended by a First Amendment of Lease dated September 14, 2010, and a Second Amendment of Lease dated October 31, 2011, and a Third Amendment of Lease dated August 31, 2012, and Fourth Amendment of Lease dated December 20, 2013 (the Lease and all amendments are collectively referred to as, the "Lease") with respect to the entire building measuring approximately 27,289 rentable square feet (the "Building") located at 53 Second Avenue, Northwest Park, Burlington, MA; and

B.     Pursuant to the Lease, the current Expiration Date is December 31, 2023.

C.     The parties now desire to extend the term of the lease for a period of seven (7) additional years, to expire on December 31, 2030, and provide for certain other modifications to the Lease on account of such extension.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Lease as follows:

1.     Capitalized terms not defined in this Amendment shall have the meanings given them in the Lease. The background recitals set forth above are hereby incorporated herein.

2.     The Original Term of the Lease is hereby extended for an additional period of seven (7) years from its current expiration date of December 31, 2023, commencing on January 1, 2024 and expiring on December 31, 2030 (the “Extended Term”). Accordingly, as of the Effective Date, the Expiration Date stated in Section 1.1 of the Lease is changed to December 31, 2030. The Extended Term shall be on all the same terms and conditions contained in the Lease, as hereby amended. Tenant is currently in possession of the Premises and accepts them in their current as-is condition for the Extended Term without any representations or warranties by Landlord as to their condition, and without any obligation on the part of Landlord to perform any work to prepare the Premises for Tenant’s continued use.

3.     Commencing January 1, 2024, and continuing throughout the Extended Term, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate shall be:

Period	Annual Fixed Rent Rate	Monthly Fixed Rent Rate
January 1, 2024 – December 31, 2024	$348,115	$29,010
January 1, 2025 – December 31, 2025	$356,817	$29,735
January 1, 2026 – December 31, 2026	$365,738	$30,748
January 1, 2027 – December 31, 2027	$374,881	$31,240
January 1, 2028 – December 31, 2028	$384,253	$32,021
January 1, 2029 – December 31, 2029	$393,860	$32,822
January 1, 2030 – December 31, 2030	$403,706	$33,642

Fixed Rent and Additional Rent on account of Tenant’s Percentage of Taxe and Operating Costs shall continue to be paid at the same time and in the same manner as currently set forth in Article 4 of the Lease.

4.     Tenant represents and warrants to Landlord that it has dealt with no broker in connection with the consummation of this Amendment other than The Stevens Group (“Broker”). Tenant shall pay Broker any commission or fee owing in connection with this Amendment, pursuant to a separate agreement between Tenant and Broker. It is understood that Landlord shall have no obligation whatsoever to pay a commission or other fee to Broker in connection with this Amendment. In the event of any brokerage claims by Broker, or any other broker, against Landlord predicated upon dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

5.     Tenant represents and warrants to Landlord that, to the best of Tenant’s actual knowledge, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, defenses, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all allowances provided to Tenant, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto or to the construction of the Premises.

6.     Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Amendment and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d)that the person executing this Amendment on its behalf is duly authorized to do so.

7.     This Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

8.     This Amendment shall not be valid and binding until executed and delivered by Landlord, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile, pdf, or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

Signatures appear on the following page

Except as amended hereby, the Lease is ratified and confirmed in all respects, and shall continue in full force and effect according to its terms, as amended.

Executed under seal as of the Effective Date.

LANDLORD:

NWP BUILDING 4 LLC, A Massachusetts limited liability company, By: NW ASSOCIATES LLC, a Delaware limited liability company, its sole manager

	By:	/s/ Crosby Nordblom
as Manager and not individually

	By:	/s/ Peter Nordblom
as Manager and not individually

	By:	/s/ Adele Olivier
as Manager and not individually

Being a majority of the Board of Managers of said NW Associates LLC

TENANT:

LEMAITRE VASCULAR, INC. a Delaware corporation

By:	/s/ Joseph P. Pellegrino, Jr.
	Name:	Joseph P. Pellegrino, Jr.
	Title:	Chief Financial Officer